Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September 24, 2024

Registration Statement No. 333-261801-09

*Pricing Details* $1.2Bn+ GM Financial Automobile Leasing Trust (GMALT) 2024-3

Joint bookrunners: Wells Fargo (struc), Credit Agricole, MUFG, and TD

Co-Managers: BNP, Scotia, Siebert Williams, SMBC

-- CAPITAL STRUCTURE –

CLS	SIZE ($mm) *	WAL	S/F	P.WIN	E. FINAL	L.FINAL	BENCH	SPREAD	YLD%	CPN%	$PX
============================================================================================================================

A-1	175.760	0.26	A-1+/F1+	01-07	04/25	10/25	I-CRV	+12	4.745	4.745	100.00000

A-2-A	229.720	1.11	AAA/AAA	07-19	04/26	01/27	I-CRV	+48	4.333	4.29	99.99539

A-2-B	265.000	1.11	AAA/AAA	07-19	04/26	01/27	SOFR30A	+47			100.00000

A-3	450.000	1.84	AAA/AAA	19-27	12/26	10/27	I-CRV	+66	4.254	4.21	99.98817

A-4	71.500	2.25	AAA/AAA	27-28	01/27	10/28	I-CRV	+73	4.261	4.22	99.99230

B	65.120	2.38	AA/AA	28-30	03/27	10/28	I-CRV	+102	4.539	4.49	99.98513

C	60.000	2.52	A/A	30-31	04/27	03/29	I-CRV	<retained>
============================================================================================================================

-- Transaction Details --

* Size: $1.257Bn Offered (No Grow)

* Ticker: GMALT 2024-3

* Minimum Expected Ratings: S&P/Fitch

* Format: SEC Registered

* Pricing Speed: 100% PPC to Maturity

* Min. Denoms: $1k x $1k

* Settlement Date: 10/02/24

* First Pay: 10/21/24

* ERISA: Yes

* Bill & Deliver: Wells Fargo

-- Available Materials --

* Preliminary Prospectus (attached)

* Ratings FWP (attached)

* Intex CDI (attached)

* Intexnet: Deal Name: wsgmalt202403 Code: 6JX4

* Deal Roadshow: https://dealroadshow.com Code: GMALT2024-3

* Deal Roadshow Direct Link: https://dealroadshow.com/e/GMALT2024-3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-645-3751 or by emailing ABFSyndicate@wellsfargo.com.